Exhibit 5.1

EDWARDS & ANGELL, LLP
350 East Las Olas Boulevard, Suite 1150
Ft. Lauderdale, FL 33301

January 20, 2006

DOR BioPharma, Inc.
Lincoln Building
1691 Michigan Avenue
Suite 435
Miami, FL 33139

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to DOR BioPharma, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. The Registration Statement relates to the registration for resale of up to 9,962,500 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), that may be sold by the Company to Fusion Capital Fund II, LLC ("Fusion") pursuant to the terms of a Common Stock Purchase Ageement dated January 17, 2006 between the Company and Fusion (the "Agreement").

Based on our review of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the relevant statutory provisions of the Delaware General Corporation Law and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Agreement, will be validly issued, fully paid and nonassessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge, LLP

EDWARDS ANGELL PALMER & DODGE, LLP